Exhibit 5.1

[Winston & Strawn LLP Letterhead]

November 20, 2012

NGL Energy Partners LP

6120 S. Yale Avenue Suite 805

Tulsa, Oklahoma 74136

Re:          Registration Statement on Form S-8 of

NGL Energy Partners LP (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as special counsel for NGL Energy Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the registration on Form S-8 of the offer and sale of up to 5,310,882 of the Partnership’s common units (the “Units”), issuable pursuant to the grant of certain restricted units and other awards or upon exercise of certain options, unit appreciation rights or other awards (collectively, the “Plan Awards”) that may be issued pursuant to the NGL Energy Partners LP 2011 Long-Term Incentive Plan (the “Plan”).

This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Certificate of Limited Partnership of the Partnership, as in effect on the date hereof; (ii) the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as in effect on the date hereof (together with the Certificate of Limited Partnership, the “Organizational Documents”); (iii) the Registration Statement, as filed with the Securities and Exchange Commission (the “Commission”) under the Act; (iv) the Plan; and (v) resolutions of the Board of Directors of the NGL Energy Holdings LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), relating to, among other matters, the issuance of the Units, the filing of the Registration Statement and the approval of the Plan.  We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

We have also examined originals, or copies certified to our satisfaction, of such records of the Partnership and the General Partner and other instruments, certificates of public officials and representatives of the Partnership and the General Partner and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  We have also assumed that the General Partner’s Board of Directors, or a duly authorized committee thereof, will have approved the issuance of each Plan Award prior to the issuance thereof.  As to certain facts material to this opinion letter, we have relied without independent verification upon oral and written statements and representations of officers and other representatives of the Partnership.

Based upon and subject to the foregoing, we are of the opinion that the Units have been duly authorized by the requisite action on the part of the General Partner and the Partnership and, when issued, paid for and delivered pursuant to the terms and in the manner set forth in the Plan, and assuming that the Units remain duly reserved for issuance within the limits of the Units then remaining authorized but unissued, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is based upon and limited to the laws of the Delaware Revised Uniform Limited Partnership Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).  We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we are experts within the meaning of the Act or that our firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Winston & Strawn LLP